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                                                                    Exhibit 4.20

                            [DATASCOPE LETTERHEAD]



                                           March 31, 1995


Ms. Patricia Shields
15 Beech Dr.
Mahwah, NJ 07430


Dear Pat:

        I am very pleased to inform you that the Board of Directors has granted you a special bonus of 1,000 shares of Datascope stock in recognition of your exceptional service to Datascope Corp., and as an inducement to your continued service at Datascope Corp. Please execute this letter in the space provided for below to indicate your acceptance of this special bonus.

                                           Sincerely,



                                           Lawrence Saper
                                           Chairman and CEO

SP:kk

Accepted this __ day
of _________, 1995


____________________
Patricia Shields